Exhibit 10.2

Consulting Services Agreement

This Consulting Services Agreement is made and entered into on February 1 , 2006 (the “Effective Date”), by and between MEDINA INTERNATIONAL CORP., a company incorporated under the laws of the State of Delaware, of 1305-1090 West Georgia Street, Vancouver, British Columbia, Canada V6E 3V7 (the “Company”), and Biotech-Knowledge LLC a limited liability company under the laws of the State of Delaware, whose sole member is Dr. Ehud Keinan ("Keinan"), whose address is c/o Prof. Ehud Keinan, The Scripps Research Institute, Department of Molecular Biology, 10550 North Torrey Pines Road, MB-20, La Jolla, CA 92037 (the “Consultant”).

     Whereas, on the date hereof the Company and Keinan have entered into an agreement (the “Patent Purchase Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Patent Purchase Agreement) relating to the purchase of the U.S. patent #6,767,717, including all of the related know-how and technology (collectively, the "Patent"); and

     Whereas, the Company is interested in the continued service of the Consultant, by Keinan, as an independent consultant on a contractual basis, as a consultant to assist and guide the future development of products under the Patent; and

     Whereas, the Company acknowledges full disclosure by the Consultant of its equity stake in the Company;

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto agree as follows:

1. General

1.1. The preamble to this Agreement constitutes an integral part hereof.

1.2. The Headings appearing in this Agreement are intended for convenience only and are not to be employed in interpreting this Agreement.

2. Services and Consultant’s Warranties

2.1. Consultant undertakes to provide consulting services to the Company in such matters as the Company shall determine from time to time, to be performed by Keinan in a personal capacity ("Consultant's Representative"), and not through any other member, employee, or other representative in accordance with the specifications and instructions of the Company from time to time (the services actually performed by Consultant, the “Services”).

2.2. Consultant shall ensure that Consultant's Representative shall perform the Services to the best of his skill and ability and in compliance with all its obligations under this Agreement.

2.3. The Company is aware that Consultant's Representative is a member of the faculty of certain academic institutions, and, as such, is subject to certain limitations on the time he can devote to the Services. Consequently, Consultant shall provide the Services at such time and at such locations as shall be coordinated with the Company, subject to the aforesaid limitations.

2.4. Consultant hereby declares that he is has the full legal right and entitlement to enter into this agreement, and that there is no legal impediment or prior commitment which shall prevent his complete performance of the Services on the terms and conditions hereof.

3. Invoice and Payment of Fees and Expenses

3.1. In consideration of the provision of the Services hereunder, Consultant shall be entitled to a monthly fee equal to US$3,000 (three thousand US$) (the “Fees”).

3.2. In addition, Consultant shall be entitled to bill the Company for Consultant's Representative’s travel expenses, evidenced by receipts, incurred during the performance of the Services. International travel and accommodation shall be pre-approved by the Company. Any travel above coach or economy class shall require explicit approval of the Company (“Expenses”). Consultant shall also receive an international telephone calling card for use in the performance of the Services.

3.3. On a monthly basis Consultant shall provide the Company with an invoice for the Services provided and Expenses incurred by the Consultant’s Representative in the preceding month, and the total amount owed on account thereof, in accordance with Section 3.1 above.

3.4. The Company shall pay the Fee for any month on the first of the succeeding month, or the 7th day after receipt of the invoice, whichever date shall be later.

3.5. Any Taxes required to be deducted at source from the Fees, according to applicable laws and regulations, shall be deducted from the Fee prior to payment.

4. Contractual Relationship of the Parties

4.1. The parties hereby declare that their relationship is one of client and Consultant service-provider. Nothing in this Agreement shall be construed so as to create a relationship between the parties of employer-employee, or to create a contractual liability or liability for damages flowing from such a relationship.

4.2. The Company shall owe Consultant no further payment beyond the Fee and reimbursement for Expenses, including, without limitation, National Insurance payments, social security payments on behalf of Consultant; and Consultant shall not be entitled to social security benefits or severance pay from the Company in the event of termination of this Agreement.

5. Confidential Information

5.1. Consultant shall at all times during this Agreement and thereafter keep confidential and secure all Confidential Information and shall not use or disclose to any third party such Confidential Information other than as is necessary to perform his (as appropriate) obligations under this Agreement, Consultant shall comply with any reasonable and customary requirements specified by the Company for the security and protection of the Confidential Information. Upon termination of this Agreement, Consultant will promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Confidential Information.

5.2. For the purposes of this Agreement “Confidential Information” shall mean any information of a confidential nature relating to this Agreement and the conditions of its exercise and/or termination, any and all aspects of the Company, proprietary technical, commercial or financial information belonging to or regarding the Company, including but not limited to reports, plans, documents, drawings, machines, writings, samples, tools, models, methods, materials, trade secrets and know-how, business and marketing strategy, client lists, existing and prospective customers, and any other information which by its nature may reasonably be assumed to be of a confidential nature, whether disclosed orally, in printed or electronic storage format, or any other form.

5.3. The obligations contained in this clause 5 shall not apply to Confidential Information that:

5.3.1. was at the time of disclosure, or subsequently becomes, public knowledge otherwise than through a breach of Consultant's confidentiality obligations hereunder; or

5.3.2. was required to be disclosed by applicable law or any competent court or regulatory authority, but only to such extent as shall be required to be disclosed thereunder.

5.4. This Section 5 shall survive expiration or termination of this Agreement for whatever reason, and shall be valid for 3 years thereafter.

6. Intellectual Property

6.1. All patents, copyright, design or topography rights, trademarks, trade secrets or any other intellectual property rights in any document, software, design, data, information, graphic, program or method, or any other copyright protectable or intellectual property protectable or patentable ideas, materials, products, inventions or works (in or on whatever media) which (a) are conceived or developed or produced in the performance of the Services hereunder, or (b) relate to the detection of peroxide based explosives and similar materials and conceived or developed or produced during the term of this Agreement or within three years after its termination or expiration for any reason whatsoever (collectively, the “Intellectual Property Rights”) shall be and shall remain the exclusive property of the Company, without any additional payment to the Consultant or the Consultant’s Representative. However, in light of the association of Consultant’s Representative with certain academic institutions, the parties agree that if such Intellectual Property Rights shall be owned by any academic institution in which Consultant’s Representative works, Consultant and Consultant’s Representative shall make their best efforts to assist the Company in obtaining a license to such rights on favourable terms.

6.2. Consultant and Consultant’s Representative hereby declare that they shall have no right or title or interest whatsoever, directly or indirectly, in any of the Intellectual Property Rights. Consultant and Consultant's Representative irrevocably assign to the Company full title and interest that, notwithstanding the above, may accrue to Consultant or Consultant's Representative in such Intellectual Property Rights, for the full term of such Intellectual Property Rights, worldwide, and undertake to do all such acts as are necessary, including executing such documents, affidavits, power of attorney, transfer deeds or effecting any other such action which is required in order that the ownership of all Intellectual Property Rights shall vest fully and exclusively in the Company.

6.3. This Section 6 shall survive the termination of this Agreement.

7. Termination

7.1. The term of this agreement shall be 36 months from the date hereof.

7.2. The Company may terminate this Agreement by written notice to the other party 60 days in advance, with no need to give reasons or any explanations. Consultant may not terminate this Agreement prior to the end of its initial term.

7.3. This Agreement may be terminated immediately upon notice of termination from one party to the other party if that other party enters into voluntary or involuntary receivership, insolvency or bankruptcy, dissolution, winding-up or liquidation proceedings, and that other party either did not file a motion for revoking the relevant order within the time prescribed by law, or the motion was rejected by the court.

7.4. In any event of termination, the Company shall pay Consultant all outstanding sums for Services already performed by Consultant until the date of termination of this Agreement. All such sums shall be calculated on a pro-rata basis relative to the portion of the last month in which the Consultant shall perform the Services.

8. Non-Competition

8.1. During the term of this Agreement, and, unless this Agreement has been terminated because of a material breach by the Company, also for a period of 12 months after termination, Consultant's Representative or the Consultant shall not engage personally, or through the Consultant, or through any other third party that the Consultant or Consultant’s Representative directly or indirectly controls, in consulting to, or engaging in, a business focused on the research, development or marketing of products or services that compete with the business of the Company. For the avoidance of doubt, the aforesaid does not limit Consultant's or

Consultant's Representative's academic activities, subject to the Company’s intellectual property rights.

8.2. For the avoidance of doubt, the Company shall be entitled to obtain services from third parties that are similar or the same as the Services, without limitation.

9. Non-Solicitation of Employees

Consultant will not personally or through others recruit, solicit or induce any employee of the Company to terminate his or her employment with the Company. Consultant will take all the steps necessary to ensure that any person acting on Consultant’s behalf shall comply with the provisions of this Section 9.

10. Miscellaneous

10.1. Consultant represents and warrants to the Company that this Agreement constitutes the valid and binding obligation of Consultant, enforceable against it in accordance with its terms, and the execution and performance by the Consultant of this Agreement do not conflict with, or result in a breach or violation of, any agreement, judgment, order, laws or regulations applying to the Consultant or the Consultant’s Representative, and do not require the consent or approval of any person, which consent or approval has not been obtained prior to the date hereof.

10.2. This Agreement constitutes the entire agreement between the parties with respect to its subject matter, and supersedes any previous written or oral agreement and/or any undertaking made by the parties with respect thereto prior to the execution of this Agreement.

10.3. Amendments to this Agreement shall not be valid unless reduced to writing and signed by both the Parties hereto. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the parties to this Agreement.

10.4. Consultant may not assign any of its rights or entitlements hereunder to any third party without the prior written consent of the Company thereto. Any attempted assignment in breach of this clause shall be null and void.

10.5. Any notice served under this Agreement must be in writing, to the addresses in the preamble to this Agreement, and delivered by registered mail, fax or courier. Any notice sent by registered mail shall be deemed to have been received 7 working days thereafter. Any notice sent by fax shall be deemed received as of the date specified on a printed valid transmission report by the sending party’s fax machine. Notice sent by courier shall be deemed received as of the date specified on a printed proof of delivery.

10.6. Each of the parties shall bear its own legal costs of preparation and negotiation of this Agreement.

10.7. This Agreement shall be governed and interpreted in accordance with the laws of Nevada.

10.8. This Agreement may be executed in counterparts with the same effect as if each of the parties hereto had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

10.9. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

IN WITNESS WHEREOF THE PARTIES HAVE HEREUNTO SET THEIR HANDS:

/s/ Nick Demare	/s/ Ehud Keinan
MEDINA INTERNATIONAL CORP.	Biotech-Knowledge LLC
By:	By:
Title:	Title:

I AGREE:

/s/ Ehud Keinan
Dr. Ehud Keinan